APYX Medical Corporation Reports Fourth Quarter and Fiscal Year 2018 Financial Results and
Introduces Fiscal Year 2019 Outlook
Advanced Energy Sales increase 40% year-over-year in Q4 and increase 71% year-over-year in FY’18

CLEARWATER, FL — March 13, 2019 – APYX Medical Corporation (NASDAQ: APYX) (the “Company”), a maker of medical devices and supplies and the developer of J-Plasma®, a patented surgical product marketed and sold under the Renuvion™ Cosmetic Technology brand in the cosmetic surgery market, today reported financial results for its fourth quarter and fiscal year ended December 31, 2018.

Fiscal Year 2018 Financial Summary:

•	2018 total revenue from continuing operations of approximately $16.7 million, up 63% year-over-year.

◦	Advanced Energy revenue of $13.1 million, up 71% year-over-year.

◦	OEM revenue of approximately $3.6 million, up 39% year-over-year.

•
2018 total GAAP loss from continuing operations of $9.5 million versus total GAAP loss from continuing operations of $13.7 million in 2017. Excluding the effect of severance and related expenses in both fiscal year periods, 2018 GAAP loss from continuing operations would have been $8.8 million, versus GAAP loss from continuing operations of $12.2 million in 2017.

•
2018 total adjusted EBITDA loss from continuing operations of approximately $11.7 million versus adjusted EBITDA loss from continuing operations of approximately $12.3 million in 2017. Excluding the effect of severance and related expenses in both fiscal year periods, 2018 adjusted EBTIDA loss from continuing operations would have been $11 million, versus adjusted EBITDA loss from continuing operations of $10.8 million in 2017.

Fourth Quarter 2018 Financial Summary:

•	Total Q4 revenue from continuing operations of approximately $5.9 million, up 62% year-over-year.

◦	Advanced Energy revenue of $4.3 million, up 40% year-over-year.

◦	OEM revenue of approximately $1.6 million, up 179% year-over-year.

•
Total Q4 GAAP loss from continuing operations of $3.3 million versus total GAAP loss from continuing operations of $3.0 million for the fourth quarter of 2017. Excluding the effect of severance and related expense in the period, the Q4 2018 GAAP loss from continuing operations would have been $2.6 million.

•
Total Q4 adjusted EBITDA loss from continuing operations of approximately $4.8 million versus adjusted EBITDA loss from continuing operations of approximately $2.7 million for the fourth quarter of 2017. Excluding the effect of severance and related expense in the period, the Q4 2018 adjusted EBITDA loss from continuing operations would have been $4.1 million.

Fourth Quarter 2018 Highlights:

•	On October 22nd, the Company announced the appointment of Laura Iversen as Director of Global Operations for Advanced Energy.

•	On November 13th, the Company announced the planned retirement of Jay D. Ewers, Chief Financial Officer, Treasurer and Secretary, which occurred in the first quarter of 2019.

•	On December 17th, the Company announced the appointment of Tara H. Semb as Chief Financial Officer, Treasurer and Secretary, effective January 2, 2019.

•
On December 12th, the Company announced a corporate rebranding and company name change to Apyx Medical Corporation effective January 1, 2019. The Company also announced plans to move its stock exchange listing to the NASDAQ Global Select Market (the “NASDAQ”) from the New York Stock Exchange (the “NYSE”).

•
On December 21st, the Company announced a Premarket Notification 510(K) submission to the U.S. Food and Drug Administration (FDA) for a new indication for J-Plasma/Renuvion for use in dermal resurfacing procedures.

Management Comments:

“Our fourth quarter revenue results exceeded the high-end of our guidance range and reflects the continued success we are having in commercializing our J-Plasma technology under the Renuvion brand in the cosmetic surgery market,” said Charlie Goodwin, President and Chief Executive Officer. “Our strategic focus has resulted in Advanced Energy sales growth of more than 71% in 2018 and we are experiencing a growing awareness of our differentiated technology in the U.S. cosmetic surgery market as more and more clinicians appreciate Renuvion’s unique ability to manage heat which allows for improved tissue effect and treatment time”.

Mr. Goodwin continued: “The outlook for J-Plasma’s revenue growth for 2019 is very positive for Apyx Medical; we expect total revenue growth of 50% - 56% this year driven by continued generator adoption - handpiece utilization - of Renuvion in the U.S. and J-Plasma outside the U.S. We plan to invest across multiple areas of our business to maximize the opportunity to gain share in the U.S. cosmetic surgery market with our disruptive technology. We expect our operating expenses to increase approximately 70% year-over-year in 2019, faster than the revenue growth of 50-56% implied by our 2019 guidance, however, the majority of this deleverage impact is a result of our targeted investments in enhancing the foundation to support long-term growth for Apyx Medical. We are approaching this capital allocation thoughtfully, and strategically, and we believe the majority of the increase in our level of investment in 2019 is transient. We have a strong balance sheet and a focused plan to encourage broad-based adoption of Renuvion, which we believe ultimately achieves strong, sustained and profitable growth for the benefit of our stockholders.”

Fourth Quarter and Fiscal Year 2018 Results:

The following table represents revenue from continuing operations by reportable segment:

	Three Months Ended December 31,		Increase/Decrease		Twelve Months Ended December 31,		Increase/Decrease
(In thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Advanced Energy	$4,341	$3,090	$1,251	40.5%	$13,068	$7,636	$5,432	71.1%
OEM	1,585	568	1,017	179.0%	3,618	2,598	1,020	39.3%
Total	$5,926	$3,658	$2,268	62.0%	$16,686	$10,234	$6,452	63.0%

Total revenue from continuing operations for the fourth quarter 2018 increased $2.3 million, or 62%, to $5.9 million, compared to $3.7 million in the fourth quarter of 2017. Sales of the Company’s J-Plasma generators and handpieces were the primary drivers of the increase in total revenue in fourth quarter 2018, though strong OEM segment sales also contributed to the increase in total revenue from continuing operations during the fourth quarter 2018 period. Advanced Energy segment sales increased approximately $1.3 million, or 40% year-over-year, to $4.3 million, compared to approximately $3.1 million last year. OEM segment sales increased $1.0 million, or 179% year-over-year, to $1.6 million, compared to $0.6 million last year.

Total revenue from continuing operations for the twelve months ended December 31, 2018 increased $6.5 million, or 63.0%, to $16.7 million, compared to $10.2 million in the twelve months ended December 31, 2017. Total revenue growth was driven by a 71.1% increase in Advanced Energy sales and a 39.3% increase in OEM sales.

	Three Months Ended December 31,		Increase/Decrease		Twelve Months Ended December 31,		Increase/Decrease
(In thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Domestic	$4,377	$3,066	$1,311	42.8%	$12,858	$8,887	$3,971	44.7%
International	1,549	592	957	161.7%	3,828	1,347	2,481	184.2%
Total	$5,926	$3,658	$2,268	62.0%	$16,686	$10,234	$6,452	63.0%

For fourth quarter 2018 revenue from continuing operations in the United States increased approximately $1.3 million, or 42.8% year-over-year, to $4.4 million, and international revenue from continuing operations increased approximately $1 million, or 161.7% year-over-year, to $1.5 million. International sales growth in the fourth quarter was primarily driven by sales to international distributors in the Company’s Advanced Energy segment.

For the twelve months ended December 31, 2018 revenue from continuing operations in the United States increased approximately $4 million, or 44.7% year-over-year, to $12.9 million, and international revenue from continuing operations increased approximately $2.5 million, or 184.2% year-over-year, to $3.8 million. International sales growth for the year was primarily driven by sales to international distributors in the Company’s Advanced Energy segment.
Gross profit for the fourth quarter of 2018 increased approximately $0.8 million, or 30.7% year-over-year, to $3.5 million, compared to $2.7 million for fourth quarter of 2017. Gross profit margin for the fourth quarter of 2018 was 59.5%, compared to 73.7% last year. The decrease was driven by lower year over year margins in Advanced Energy from increased international sales offset by increased year over year margins in the OEM segment.

Operating expenses from continuing operations for the fourth quarter of 2018 increased approximately $2.7 million, or 46.2% year-over-year, to $8.7 million, compared to $5.9 million for the fourth quarter of 2017. The year-over-year change in operating expenses from continuing operations was primarily driven by a $2.0 million increase in salaries and related costs, a $0.8 million increase in professional services costs, a $0.2 million increase in research and development expenses, and a $.5 million increase in selling, general and administrative expenses. Operating expenses from continuing operations for the fourth quarter of 2018 included severance and related expense of $741,000, related to the departure of the Company’s former Chief Financial Officer.

Net loss from continuing operations for fourth quarter 2018 was $3.3 million, or $0.10 per diluted share, compared to a net loss from continuing operations of $3.0 million, or $0.09 per diluted share, for the fourth quarter of 2017.

Net loss from continuing operations for the twelve months ended December 31, 2018 was $9.5 million, or $0.29 per diluted share, compared to a net loss from continuing operations of $13.7 million, or $0.44 per diluted share, for the twelve months ended December 31, 2017. Net income attributable to common shareholders for the twelve months ended December 31, 2018 was $64.0 million, or $1.86 per diluted share, compared to net loss attributable to common shareholders of $5.1 million, or $0.17 per diluted share, last year.

GAAP net income for the twelve months ended December 31, 2018 was $64 million, or $1.86 per diluted share, compared to a GAAP net loss of $5.1 million, or $0.17 per diluted share, for the twelve months ended December 31, 2017. GAAP net income for 2018 included income, net of tax, from discontinued operations of $73.5 million, or $2.14 per diluted share, including a gain from discontinued operations of $68.4 million related to the Core segment sale transaction which closed on August 30, 2018.

As of December 31, 2018, the Company had cash and equivalents of $16.5 million and short-term investments in US Treasury Bills of $61.7 million as compared to cash and equivalents of $10.7 million as of December 31, 2017. The Company had working capital of $81.8 million as of December 31, 2018 as compared to $16.6 million as of December 31, 2017.

2019 Financial Outlook:

The Company is introducing fiscal year 2019 financial guidance of:

•
Total revenue in the range of $25.0 million to $26.0 million, representing growth of 50% to 56% year-over-year, compared to total revenue from continuing operations of $16.7 million in fiscal year 2018.

▪	Total revenue guidance assumes:

◦
Advanced Energy revenue in the range of approximately $20.0 million to $21.0 million, representing growth of 53% to 61% year-over-year, compared to Advanced Energy revenue of $13.7 million in fiscal year 2018. The Advanced Energy revenue range assumes that US growth is only driven by contributions from Renuvion sales related to its use as a sub-dermal coagulator following liposuction procedures and that international growth is driven primarily by utilization-related demand, in existing international markets only.

◦
OEM revenue of approximately $5.0 million, representing growth of 38% year-over-year, compared to $3.6 million for fiscal year 2018. The OEM revenue range assumes contributions from the Company’s electrosurgical disposables and accessories supply agreement with Symmetry Surgical of approximately $2.5 million for the full year 2019 period, compared to approximately $0.6 million in fiscal year 2018.

▪	GAAP net loss in the range of $24.0 million to $23.0 million, compared to GAAP net loss from continuing operations of $9.5 million in fiscal year 2018.

▪	Adjusted EBITDA loss in the range of $20.4 million to $19.4 million, compared to adjusted EBITDA loss from continuing operations of $11.7 million in fiscal year 2018.

Conference Call Details:

Management will host a conference call at 4:30 p.m. Eastern Time on March 13 to discuss the results of the quarter and to host a question and answer session. To listen to the call by phone, interested parties may dial 844-507-6493 (or 647-253-8641 for international callers) and provide access code 5488443. Participants should ask for the Apyx Medical Corporation Call. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and at: https://event.on24.com/wcc/r/1900035/70A2765E9481475B9D616B41D450F535.

A telephonic replay will be available approximately two hours after the end of the call through March 27, 2019. The replay can be accessed by dialing 800-585-8367 for U.S. callers or 416-621-4642 for international callers and using the replay access code: 5488443. The webcast will be archived on the Investor Relations section of the Company’s website.

Investor Relations Contact:

Westwicke Partners on behalf of Apyx Medical Corporation
Mike Piccinino, CFA

443-213-0500
investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation (formerly Bovie Medical Corporation) is an advanced energy technology company with a passion for elevating people’s lives through innovative products in the cosmetic and surgical markets. Known for its innovative Helium Plasma Technology, Apyx is solely focused on bringing transformative solutions to the physicians and patients it serves. The company’s Helium Plasma Technology is marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion offers plastic surgeons, fascial plastic surgeons and cosmetic physicians a unique ability to provide controlled heat to the tissue to achieve their desired results. The J-Plasma system allows surgeons to operate with a high level of precision and virtually eliminating unintended tissue trauma. The Company also leverages its deep expertise and decades of experience in unique waveforms through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Report on Form 10-K for the year ended December 31, 2018. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

APYX MEDICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Sales	$5,926	$3,658	$16,686	$10,234
Cost of sales	2,403	962	5,893	3,276
Gross profit	3,523	2,696	10,793	6,958
Other costs and expenses:
Research and development	579	341	2,469	1,941
Professional services	1,257	478	3,072	1,769
Salaries and related costs	2,939	904	8,673	6,920
Selling, general and administrative	3,158	2,686	9,438	8,689
Severance and related expense	741	1,524	741	1,524
Total other costs and expenses	8,674	5,933	24,393	20,843
Loss from operations	(5,151)	(3,237)	(13,600)	(13,885)
Interest expense, net	479	(33)	512	(136)
Other losses	(48)	—	(203)	—
Change in fair value of derivative liabilities	—	126	20	183
Total other income (loss), net	431	93	329	47
Loss before income taxes	(4,720)	(3,144)	(13,271)	(13,838)
Income tax (benefit) expense	(1,393)	(171)	(3,777)	(156)
Net loss from continuing operations	(3,327)	(2,973)	(9,494)	(13,682)
Income from discontinued operations, net of tax	37	2,149	5,099	8,620
Gain on sale of the Core Business, net of tax	(668)	—	68,404	—
Total income from discontinued operations, net of tax	(631)	2,149	73,503	8,620
Net income (loss) from all operations	$(3,958)	$(824)	$64,009	$(5,062)

Loss per share from continuing operations Basic	$(0.10)	$(0.09)	$(0.29)	$(0.44)

Loss per share discontinued operations
Basic	(0.02)	0.07	2.21	0.27
Diluted	(0.02)	0.07	2.14	0.27

Loss per share all operations
Basic	(0.12)	(0.03)	1.93	(0.16)
Diluted	(0.12)	(0.03)	1.86	(0.17)

Weighted average number of shares outstanding basic	33,694	32,864	33,185	31,420
Weighted average number of shares outstanding dilutive	33,694	32,864	34,366	31,427

APYX MEDICAL CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$16,466	$9,949
Restricted cash	—	719
Short term investments	61,678	—
Trade accounts receivable, net of allowance of $428 and $204	5,015	4,857
Inventories, net of provision for obsolescence of $439 and $1,913	5,212	4,274
Prepaid expenses and other current assets	1,146	433
Current assets of discontinued operations	—	2,315
Total current assets	89,517	22,547
Property and equipment, net	5,788	6,033
Purchased technology and license rights, net	6	67
Goodwill	185	185
Deposits	73	92
Other assets	41	67
Non-current assets of discontinued operations	—	1,997
Total assets	$95,610	$30,988

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,423	$1,583
Accrued severance and related	727	1,242
Accrued payroll	418	447
Current portion of mortgage note payable	—	239
Accrued taxes and other liabilities	—	214
Accrued bonus	972	—
Accrued expenses	2,505	—
Accrued warranty expense	348	—
Other liabilities	1,309	—
Current liabilities of discontinued operations	—	2,248
Total current liabilities	7,702	5,973
Mortgage note payable, net of current portion	—	2,455
Note payable	140	140
Deferred tax liability	—	368
Derivative liabilities	—	20
Total liabilities	$7,842	$8,956
Common stock, $0.001 par value; 75,000,000 shares authorized; 33,847,100 issued and 33,704,525 outstanding as of December 31, 2018 and 75,000,000 shares authorized; 33,021,170 issued and 32,878,091 outstanding as of December 31, 2017, respectively	34	33
Additional paid-in capital	52,222	50,495
Retained Earnings (accumulated deficit)	35,512	(28,496)
Total stockholders’ equity	87,768	22,032
Total liabilities and stockholders’ equity	$95,610	$30,988

APYX MEDICAL CORPORATION
RECONCILIATION OF GAAP NET INCOME/(LOSS) RESULTS TO NON-GAAP ADJUSTED EBITDA/(LOSS)
(Unaudited)
(In thousands)

Use of Non-GAAP Financial Measures

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measures in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income/(loss) (GAAP) plus income tax expense, interest, depreciation and amortization, stock-compensation expense, and changes in value of derivative liabilities.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net loss continuing operations GAAP Basis	$(3,327)	$(2,973)	$(9,494)	$(13,682)
Interest income (expense), net	(479)	33	(512)	136
Income tax (benefit) expense	(1,393)	(171)	(3,777)	(156)
Depreciation and amortization	113	169	543	696
Stock based compensation	287	357	1,528	871
Change in fair value of derivative liabilities	—	(126)	(20)	(183)
Adjusted EBITDA	$(4,799)	$(2,711)	$(11,735)	$(12,318)
Severance and related	741	1,524	741	1,524
Adjusted EBITDA, excluding non-recurring items	$(4,058)	$(1,187)	$(10,994)	$(10,794)
The following unaudited table presents a reconciliation of net loss to Adjusted EBITDA for our 2019 guidance. The reconciliation assumes the mid-point of the Adjusted EBITDA loss range and the midpoint of each component of the reconciliation, corresponding to guidance for GAAP net loss of $24.0 million to $23.0 million for 2019.

Year Ended
2019
Net loss GAAP Basis	$(23,500)
Interest (income) expense, net	(1,100
Income tax (benefit) expense	—
Depreciation and amortization	700
Stock based compensation	4,000
Change in fair value of derivative liabilities	—
Adjusted EBITDA	$(19,900)